Exhibit 99.1

ITT Reports Strong 2018 Third-Quarter Results

Raises EPS and Organic Revenue guidance mid-points

2018 Third-Quarter GAAP Results

  Record Q3 Revenue up 6% to $681 million
  Record Q3 Orders up 10% to $722 million
  Segment Operating Income up 33% to $108 million
  EPS up 28% to $1.25

2018 Third-Quarter Adjusted Results

  Organic Revenue up 7%
  Organic Orders up 11%
  Record Q3 Adjusted Segment Operating Income up 17% to $107 million
  Record Q3 Adjusted EPS up 24% to $0.82

Strategic Highlights

  $38 Million Net Gain on Sale of Former Connector Operating Location
  $18 Million Benefit from Annual Asbestos Re-Measurement and Insurance Settlement-in-Principle
  Increased Investment in ITT Smart Pad and Rotorcraft Technology
  Announces Incremental Share Repurchases of up to $25 Million

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--November 2, 2018--ITT Inc. (NYSE: ITT) today reported 2018 third-quarter financial results that reflect strong top-line growth and the company’s continued focus on operational execution and strategies to win share in key global end markets. “For the third consecutive quarter, ITT delivered record results and double-digit growth across key metrics including adjusted segment operating income and adjusted EPS,” said CEO Denise Ramos. “This performance was driven by our intense focus on optimizing execution, which is reflected in solid operational progress at each of our three business segments, strong productivity gains that drove our record 15.7 percent adjusted segment operating income margin and a 30 percent increase in adjusted free cash flow reflecting a 100 percent conversion. Our results also reflect our ability to drive growth and market share gains in strategic global end markets as we delivered 5 percent or better organic revenue growth at each segment. Going forward, we’ll continue to focus on advancing operational excellence while building our momentum in target markets that will propel our future growth.”

Revenue and Orders

On a GAAP basis, the company delivered record third-quarter revenue of $681 million, reflecting a 6 percent increase, which included a 1 percent decline from foreign exchange. Organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) increased 7 percent driven by strength across key end markets, including 6 percent in transportation, 8 percent in industrial, and 8 percent in oil and gas. Organic orders grew 11 percent led by a 74 percent increase in projects driven by increased chemical, petrochemical, and general industrial activity, a 33 percent increase in connectors, and 6 percent growth in Friction on OEM strength in North America and China and aftermarket growth in Europe.

Segment Operating Income

GAAP segment operating income increased 33 percent to $108 million on segment margins of 15.9 percent with strong results at each business segment. Adjusted segment operating income increased 17 percent to $107 million on adjusted segment operating margins of 15.7 percent, an improvement of 150 basis points. The growth reflects volume leverage at each segment, solid operating productivity and supply chain actions, partially offset by unfavorable foreign exchange and commodity cost impacts. In addition, GAAP segment operating income was favorably impacted by lower restructuring, realignment, and acquisition-related costs.

Earnings Per Share

GAAP EPS increased 28 percent to $1.25. Adjusted EPS increased 24 percent to $0.82, reflecting the growth in adjusted segment operating income and favorable impacts from a lower tax rate, partially offset by higher corporate costs, primarily related to incentive compensation. GAAP EPS benefited from a $38 million gain on sale of a former Connector operating location, favorable tax adjustments, and lower restructuring, realignment, and acquisition-related costs, partially offset by a lower annual net asbestos re-measurement benefit.

Guidance

The company is narrowing the range of its previously announced 2018 full-year total revenue guidance to a new range of up 6 percent to up 7 percent reflecting stronger share gains offset by increased foreign exchange pressures and is narrowing the range and raising the mid-point of its organic revenue guidance to a new range of up 4 percent to up 5 percent primarily due to share gains and strong year-to-date order growth.

The company is also raising the mid-point of its previously announced 2018 full-year adjusted EPS guidance by 4 cents to $3.14, which represents a 21 percent increase compared to the prior year. The updated adjusted EPS guidance range of $3.13 to $3.15 reflects volume, price, and mix benefits as well as additional net operating productivity, partially offset by unfavorable foreign currency, material costs, and higher incentive compensation costs. The company is also raising and tightening its previously announced 2018 full-year GAAP EPS guidance to a new range of $3.69 to $3.75.

2018 Third-Quarter Business Segment Results

All quarterly results are compared with the respective prior-year period.

Motion Technologies

  Total revenue increased 3 percent to $310 million, which includes an organic revenue increase of 5 percent and a 2 percent unfavorable impact from foreign exchange. The revenue growth was driven by a 7 percent increase in Friction on share gains in automotive OEM brake pads in North America and China, and aftermarket growth in Europe. KONI sales grew 3 percent on strength in high-speed rail and the aftermarket that was partially offset by a prior year defense program. This growth was partially offset by an anticipated decline in Wolverine from a sealing platform transition timing.
  GAAP operating income increased 19 percent to $59 million, and adjusted segment operating income increased 8 percent to $57 million. Both increases reflect higher sales volume, an improved aftermarket mix, and strong operating and supply chain productivity, partially offset by unfavorable contractual pricing, higher commodity costs, and $4 million in strategic investments in global growth and Smart Pad technologies. In addition, GAAP operating income was favorably impacted by lower acquisition-related impacts.

Industrial Process

  Total revenue increased 4.5 percent to $205 million, and organic revenue increased 6 percent, reflecting 11 percent growth in projects on strong petrochemical and oil and gas activity and 4 percent growth in short-cycle activity due to chemical and bio-pharmaceutical valve demand, partially offset by a 1 percent decline in baseline pumps due to timing.
  GAAP operating income increased 66 percent to $24 million, and adjusted operating income increased 35 percent to $24 million, reflecting benefits from higher volumes, favorable short-cycle product mix, operating productivity, continued project performance improvements, and price partially offset higher material costs. In addition, GAAP operating income was favorably impacted by lower restructuring costs.

Connect and Control Technologies

  Total and organic revenue increased 11 percent to $166 million, reflecting 13 percent growth in aerospace led by commercial aerospace connectors and components, and rotorcraft, 75 percent growth in oil and gas connectors on strength in all regions, and 6 percent growth in general industrial on strength in electric vehicle connectors.
  GAAP operating income increased 44 percent to $26 million and adjusted segment operating income increased 25 percent to $27 million. Both measures reflect benefits from higher volumes, improved productivity gains in Connector operations, and restructuring benefits driven by the CCT integration, partially offset by increased material costs and increased investments in rotorcraft. In addition, GAAP operating income was favorably impacted by lower restructuring and realignment costs.

Annual Asbestos Re-measurement

The company recognized an $18 million pre-tax net benefit in the third quarter reflecting the annual re-measurement of its asbestos liability and related insurance assets, and an insurance settlement-in-principle. This benefit more than offset the quarterly provision and both were recognized as special items and excluded from adjusted results. During 2018, the company has driven strategies that reduced the net liability by 10 percent. The company also forecasts no change in the net annual average after-tax cash flow projections compared to the prior projection.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com/investors and a replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Friday, November 16, 2018, at midnight.

For a reconciliation of GAAP to non-GAAP results, please refer to www.itt.com/investors or click here. All references to EPS are defined as diluted earnings per share from continuing operations.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2017 revenues of $2.6 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished. More information on factors that could cause actual results or events to differ materially from those anticipated is included in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
For the Periods Ended September 30	2018	2017	2018	2017
Revenue	$680.6	$645.0	$2,066.7	$1,901.7
Costs of revenue	454.1	441.2	1,390.0	1,289.8
Gross profit	226.5	203.8	676.7	611.9
General and administrative expenses	68.0	70.1	196.6	200.4
Sales and marketing expenses	40.8	41.3	127.7	128.2
Research and development expenses	24.2	23.0	74.7	68.0
Gain on sale of long-lived assets	(40.0)	(0.9)	(40.5)	(0.9)
Asbestos-related benefit, net	(4.3)	(62.8)	(10.5)	(33.0)
Operating income	137.8	133.1	328.7	249.2
Interest and non-operating expenses, net	0.7	5.5	4.0	8.2
Income from continuing operations before income tax expense	137.1	127.6	324.7	241.0
Income tax expense	25.9	40.6	42.4	60.3
Income from continuing operations	111.2	87.0	282.3	180.7
Loss from discontinued operations, including tax benefit of $0.0, $0.0, $0.0 and $0.2, respectively	(0.1)	(0.1)	—	(0.3)
Net income	111.1	86.9	282.3	180.4
Less: Income (loss) attributable to noncontrolling interests	0.2	—	0.5	(0.3)
Net income attributable to ITT Inc.	$110.9	$86.9	$281.8	$180.7
Amounts attributable to ITT Inc.:
Income from continuing operations, net of tax	$111.0	$87.0	$281.8	$181.0
Loss from discontinued operations, net of tax	(0.1)	(0.1)	—	(0.3)
Net income attributable to ITT Inc.	$110.9	$86.9	$281.8	$180.7
Earnings per share attributable to ITT Inc.:
Basic:
Continuing operations	$1.27	$0.99	$3.21	$2.05
Discontinued operations	—	—	—	—
Net income	$1.27	$0.99	$3.21	$2.05
Diluted:
Continuing operations	$1.25	$0.98	$3.18	$2.03
Discontinued operations	—	—	—	—
Net income	$1.25	$0.98	$3.18	$2.03
Weighted average common shares – basic	87.6	88.0	87.7	88.3
Weighted average common shares – diluted	88.7	88.7	88.7	89.0

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$525.8	$389.8
Receivables, net	562.9	629.6
Inventories, net	391.4	311.9
Other current assets	151.8	147.4
Total current assets	1,631.9	1,478.7
Plant, property and equipment, net	500.6	521.7
Goodwill	879.5	886.8
Other intangible assets, net	141.0	156.2
Asbestos-related assets	322.3	304.0
Deferred income taxes	163.6	149.9
Other non-current assets	205.8	202.9
Total non-current assets	2,212.8	2,221.5
Total assets	$3,844.7	$3,700.2
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term loans and current maturities of long-term debt	$146.3	$163.6
Accounts payable	334.5	351.4
Accrued liabilities	416.9	384.4
Total current liabilities	897.7	899.4
Asbestos-related liabilities	771.8	800.1
Postretirement benefits	221.9	227.3
Other non-current liabilities	165.5	175.6
Total non-current liabilities	1,159.2	1,203.0
Total liabilities	2,056.9	2,102.4
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 87.6 shares and 88.2 shares, respectively	87.6	88.2
Retained earnings	2,065.7	1,856.1
Total accumulated other comprehensive loss	(367.7)	(348.2)
Total ITT Inc. shareholders' equity	1,785.6	1,596.1
Noncontrolling interests	2.2	1.7
Total shareholders’ equity	1,787.8	1,597.8
Total liabilities and shareholders’ equity	$3,844.7	$3,700.2

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Nine Months Ended September 30	2018	2017
Operating Activities
Net income	$282.3	$180.4
Less: (Loss) from discontinued operations	—	(0.3)
Less: Income (loss) attributable to noncontrolling interests	0.5	(0.3)
Income from continuing operations attributable to ITT Inc.	281.8	181.0
Adjustments to income from continuing operations:
Depreciation and amortization	82.5	77.6
Equity-based compensation	16.9	12.5
Gain on sale of long-lived assets	(40.5)	(0.9)
Asbestos-related benefit, net	(10.5)	(33.0)
Asbestos-related payments, net	(42.3)	(39.5)
Changes in assets and liabilities:
Change in receivables	(23.5)	(47.2)
Change in inventories	(22.2)	(4.2)
Change in accounts payable	(10.3)	3.4
Change in accrued expenses	(7.3)	18.3
Change in accrued and deferred income taxes	6.0	19.8
Other, net	16.0	(9.5)
Net Cash – Operating activities	246.6	178.3
Investing Activities
Capital expenditures	(63.8)	(79.2)
Proceeds from sale of long-lived assets	42.7	3.4
Acquisitions, net of cash acquired	—	(113.7)
Other, net	—	0.2
Net Cash – Investing activities	(21.1)	(189.3)
Financing Activities
Commercial paper, net repayments	(16.0)	17.5
Short-term revolving loans, borrowings	246.5	77.3
Short-term revolving loans, repayments	(233.8)	(123.9)
Long-term debt, issued	3.2	3.9
Long-term debt, repayments	(2.1)	(1.1)
Repurchase of common stock	(55.8)	(32.9)
Proceeds from issuance of common stock	5.8	6.7
Dividends paid	(23.9)	(22.8)
Other, net	(0.1)	—
Net Cash – Financing activities	(76.2)	(75.3)
Exchange rate effects on cash and cash equivalents	(11.4)	22.4
Net Cash – Operating activities of discontinued operations	(1.9)	(1.2)
Net change in cash and cash equivalents	136.0	(65.1)
Cash and cash equivalents – beginning of year	391.0	461.9
Cash and cash equivalents – end of period	$527.0	$396.8
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$1.0	$2.8
Income taxes, net of refunds received	$31.0	$39.6

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, adjusted free cash flow and backlog, some of which are non-GAAP. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends and share repurchases.

These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenue and Organic Orders are defined as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income, Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, certain asset impairment charges, certain acquisition-related expenses, and other unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue. We believe that these measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, pension settlement and other curtailment costs, certain asset impairment charges, certain acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items.

Special items represent significant charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company's ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring costs, realignment actions, net asbestos cash flows and other significant items that impact current results which management views as unrelated to the Company's ongoing operations and performance. Due to other financial obligations and commitments, including asbestos, the entire free cash flow may not be available for discretionary purposes. We believe that adjusted free cash flow provides useful information to investors as it provides insight into the primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

	ITT Inc. Non-GAAP Reconciliation
	Reported vs. Organic Revenue / Order Growth
	Third Quarter 2018 & 2017
	(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
	3M 2018	3M 2017	Change 2018 vs. 2017	% Change 2018 vs. 2017	Acquisition / Divestitures 3M 2018	FX Impact 3M 2018	Revenue / Orders 3M 2018	Change Adj. 2018 vs. 2017	% Change Adj. 2018 vs. 2017

Revenue
ITT Inc.	680.6	645.0	35.6	5.5%	-	(6.8)	687.4	42.4	6.6%

Industrial Process	205.0	196.2	8.8	4.5%	-	(2.3)	207.3	11.1	5.7%
Motion Technologies	310.3	300.1	10.2	3.4%	-	(4.1)	314.4	14.3	4.8%
Connect & Control Technologies	166.0	149.4	16.6	11.1%	-	(0.4)	166.4	17.0	11.4%

Orders
Total Segment Orders	722.1	658.6	63.5	9.6%	-	(7.3)	729.4	70.8	10.8%

Industrial Process	241.7	193.3	48.4	25.0%	-	(2.8)	244.5	51.2	26.5%
Motion Technologies	314.2	323.7	(9.5)	(2.9%)	-	(4.2)	318.4	(5.3)	(1.6%)
Connect & Control Technologies	166.8	142.5	24.3	17.1%	-	(0.3)	167.1	24.6	17.3%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

	ITT Inc. Non-GAAP Reconciliation
	Reported vs Adjusted Segment Operating Income & Operating Margin
	Third Quarter 2018 & 2017
	(In Millions)

	3M 2018	3M 2018		3M 2018	3M 2017*	3M 2017		3M 2017	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2018 vs. 2017		As Adjusted 2018 vs. 2017

Revenue:
Industrial Process	205.0			205.0	196.2			196.2	4.5%		4.5%
Motion Technologies	310.3			310.3	300.1			300.1	3.4%		3.4%
Connect & Control Technologies	166.0			166.0	149.4			149.4	11.1%		11.1%

Intersegment eliminations	(0.7)			(0.7)	(0.7)			(0.7)
Total Revenue	680.6			680.6	645.0			645.0	5.5%		5.5%

Operating Margin:
Industrial Process	11.6%	-	BP	11.6%	7.3%	160	BP	8.9%	430	BP	270	BP
Motion Technologies	18.9%	(60)	BP	18.3%	16.4%	110	BP	17.5%	250	BP	80	BP
Connect & Control Technologies	15.7%	30	BP	16.0%	12.0%	220	BP	14.2%	370	BP	180	BP

Total Operating Segments	15.9%	(20)	BP	15.7%	12.6%	160	BP	14.2%	330	BP	150	BP

Income (loss):
Industrial Process	23.7	-		23.7	14.3	3.2		17.5	65.7%		35.4%
Motion Technologies	58.5	(1.7)		56.8	49.2	3.4		52.6	18.9%		8.0%
Connect & Control Technologies	26.0	0.5		26.5	18.0	3.2		21.2	44.4%		25.0%

Total Segment Operating Income	108.2	(1.2)		107.0	81.5	9.8		91.3	32.8%		17.2%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent operating items.

*2017 As Reported Operating Income was adjusted to reflect the adoption of ASU 2017-07 which amends the Statement of Operations presentation for the components of net periodic benefit cost for entities that sponsor defined benefit pension and other postretirement plans.
The 2017 adjustments to Segment Operating Income in the 2017 As Reported column were as follows:
	Industrial Process				4.4
	Motion Technologies				0.1
	Connect & Control Technologies				0.5
		Total Segment Operating Income			5.0

	ITT Inc. Non-GAAP Reconciliation
	Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
	Third Quarter 2018 & 2017
	(In Millions, except per share amounts)

					Q3 2017						Percent Change
	Q3 2018	Non-GAAP		Q3 2018	As Previously	ASU 2017-07	Non-GAAP		Q3 2017	2018 vs. 2017	2018 vs. 2017
	As Reported	Adjustments		As Adjusted	Reported	Adjustments (1)	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	108.2	(1.2)	#A	107.0	76.5	5.0	9.8	#A	91.3

Corporate (Expense)	29.6	(42.2)	#B	(12.6)	51.3	0.3	(62.9)	#B	(11.3)

Operating Income	137.8	(43.4)		94.4	127.8	5.3	(53.1)		80.0

Interest Income (Expense)	1.3	(1.1)	#C	0.2	(0.4)	-	-		(0.4)
Other Income (Expense)	(2.0)	1.4	#D	(0.6)	0.2	(5.3)	3.7	#D	(1.4)

Income from Continuing Operations before Tax	137.1	(43.1)		94.0	127.6	-	(49.4)		78.2

Income Tax (Expense)	(25.9)	4.8	#E	(21.1)	(40.6)	-	20.5	#E	(20.1)

Income from Continuing Operations	111.2	(38.3)		72.9	87.0	-	(28.9)		58.1

Less: Non Controlling Interest	0.2	-		0.2	-				-

Income from Continuing Operations - ITT Inc.	111.0	(38.3)		72.7	87.0	-	(28.9)		58.1

EPS from Continuing Operations	1.25	(0.43)		0.82	0.98	-	(0.32)		0.66	0.16	24.2%

Note: Amounts may not calculate due to rounding.

#A - 2018 includes restructuring costs ($0.9M) and acquisition related income ($2.1M).
#A - 2017 includes restructuring and realignment costs ($6.5M), and acquisition related costs ($3.3M).

#B - 2018 includes income, net of related costs, primarily from the sale of excess property ($37.9M) and asbestos related benefit ($4.3M).
Note: ($4.3M) net asbestos related benefit includes a favorable settlement agreement ($24.9M) offset by remeasurement cost ($7.2M), and asbestos related expense to maintain 10 year accrual ($13.4M).
#B - 2017 includes restructuring income ($0.6M), certain costs associated primarily with sale of excess property and other acquisition related costs ($0.5M) and asbestos related income ($62.8M).
Note: ($62.8M) net asbestos related income includes adjustment to maintain 10 year accrual ($13.6M) and remeasurement income of ($76.4M).

#C - 2018 Interest income related to a change in uncertain tax position and prior year tax audit refund.

#D - Other income includes net pension settlement costs in 2018 and net pension curtailment costs in 2017 both related to the Industrial Process segment.

#E - 2018 includes various tax-related special items including tax benefit for valuation allowance change ($1.5M), tax expense for tax law changes ($0.3M), tax benefit on current and future distribution of foreign earnings ($0.2M), tax benefit for change in uncertain tax positions ($3.4M), tax benefit for audit settlements ($0.5M), and the tax impact of other operating special items.
#E - 2017 includes various tax-related special items including tax expense on distribution of foreign earnings ($1.4M), and the tax impact of other operating special items.

(1) The adjustments in September 2017 reflect the adoption of ASU 2017-07 which amends the Statement of Operations presentation for the components of net periodic benefit cost for entities that sponsor defined benefit pension and other postretirement plans.

ITT Inc. Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
Third Quarter 2018 & 2017
(In Millions)

	9M 2018	9M 2017

Net Cash - Operating Activities *	246.6	178.3

Capital expenditures	63.8	79.2

Free Cash Flow	182.8	99.1

Insurance settlement agreement, net	(16.9)	-
Asbestos cash payments, net	42.3	39.5
Restructuring cash payments	5.9	13.8
Realignment-related cash payments	-	9.0
Discretionary Pension Contributions, net of tax	-	3.2

Adjusted Free Cash Flow	214.1	164.6

Income from Continuing Operations - ITT Inc.	281.8	181.0

Special Items, net of tax	(67.9)	(7.6)

Income from Continuing Operations - ITT Inc., Excluding
Special Items	213.9	173.4

Adjusted Free Cash Flow Conversion	100.1%	94.9%

* 2017 revised to reflect the new standard ASU 2016-18 regarding presentation of the changes in restricted cash.

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2018

	2018 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$3.69	$3.75

Estimated Asbestos Related Costs, Net of Tax	0.09	0.06

	$3.78	$3.81

Gain on Sale of Excess Property, Net of Tax	(0.33)	(0.33)

Estimated Restructuring, Realignment and Other Costs, Net of Tax	0.05	0.04

Acquisition Related Costs, Net of Tax	-	-

Other Special Tax Items	(0.37)	(0.37)

EPS from Continuing Operations - Adjusted	$3.13	$3.15

CONTACT:
For ITT Inc.
Investors:
Jessica Kourakos, +1-914-641-2030
jessica.kourakos@itt.com
or
Media:
Kathleen Bark, +1-914-641-2103
kathleen.bark@itt.com